Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signature” constitutes and appoints David McCourt and Lisa VanPatten or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David C. McCourt David C. McCourt	Chairman of the Board of Directors and Interim Chief Executive Officer	March 22, 2007

/s/ Lisa VanPatten Lisa VanPatten	Chief Financial Officer	March 22, 2007

/s/ Iolo Jones Iolo Jones	Chief Strategy Officer and Director	March 22, 2007

/s/ Dennis Edmonds Dennis Edmonds	Director	March 22, 2007

/s/ Roger Werner Roger Werner	Director	March 22, 2007

/s/ John Whyte John Whyte	Director	March 22, 2007

/s/ Rajan Chopra Rajan Chopra	Director	March 22, 2007